UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 15, 2008

Date of Report (date of earliest event reported)

CUTERA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0470324
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the February 15, 2008 meeting of our Board of Directors, the annual cash compensation for John J. Connors, one of our Named Executive Officers, was modified as follows, effective January 1, 2008:

Name	Position	Salary (1)	Bonus Participation (2)	Target Cash Compensation (1) (3)
John J. Connors	Executive Vice President of Worldwide Sales and Marketing	$325.0	7.5%	$475.4

(1)	All dollar values in thousands of dollars.

(2)	Bonus amounts are calculated as a percentage of salary. Bonus amounts do not include participation in an additional discretionary profit-sharing plan of approximately 8% of salary.

(3)	The amount represents the target for annual cash compensation, including salary, participation in a discretionary bonus program and a discretionary profit-sharing plan, and sales commissions and an achievement award based on a target amount under a sales incentive plan.

In addition, we will reimburse John Connors in an amount up to $210,000 for expenses incurred in connection with the planned relocation of his family and him to a location in the San Francisco Bay Area, subject to his obligation to return the entire reimbursed sum in the event he leaves the company voluntarily before February 15, 2009.

Also at its February 15, 2008 meeting, our Board of Directors confirmed that the rate of annual cash compensation that was set in 2007 and effective through May 31, 2008 for our other Named Executive Officers, Kevin P. Connors, Ronald J. Santilli and David A. Gollnick, would remain the same through December 31, 2008. Those amounts are as follows:

Name	Position	Salary (1)	Bonus Participation (2)	Target Cash Compensation (1) (3)
Kevin P. Connors	President and Chief Executive Officer	$420.0	60%	$705.6
Ronald J. Santilli	Executive Vice President and Chief Financial Officer	$290.0	45%	$443.7
David A. Gollnick	Executive Vice President of Research and Development	$275.0	40%	$407.0

(1)	All dollar values in thousands of dollars.

(2)	Bonus amounts are calculated as a percentage of salary. Bonus amounts do not include participation in an additional discretionary profit-sharing plan of approximately 8% of salary.

(3)	The amount represents the target for annual cash compensation, including salary, and participation in a discretionary bonus program and a discretionary profit-sharing plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUTERA, INC.

By:	/s/ Kevin P. Connors
Kevin P. Connors President and Chief Executive Officer

Date: February 22, 2008.